                                                                       Exhibit X



TO: NATIONAL BANK OF CANADA


Reference is made the Pledge Agreement dated July 30, 2004 made between P.P. Luxco Holdings II S.A.R.L. (the "Pledgor") and National Bank of Canada (as amended from time to time, the "Pledge").

The Pledgor confirms that the following securities have become subject to the Pledge and that all provisions of the Pledge apply to such securities. For greater certainty, the Pledgor hereby hypothecates and pledges such securities and all property related thereto of the type described in Section 2.1 of the Pledge, as security for the Obligations (as defined in Section 1.3 of the Pledge), for an amount of Cdn $40,000,000 with interest from the date of the Pledge at a rate of 20% per annum.

                                  Description
                                  -----------

2,771,568 Neurochem common shares, certificate number 001690, CUSIP Number 64125K10l

1,546,800 Neurochem common shares, certificate number 001281, CUSIP Number 64125K10l

350,000 Neurochem common shares, certificate number 001285, CUSIP Number
64125K10l

Made as of this 21(st) day of April, 2005







                                                /s/ Christopher Cheung
                                                --------------------------------
                                                P.P. LUXCO HOLDINGS II S.A.R.L.
                                                By: Christopher Cheung
                                                Capacity: special proxy